Exhibit 4.2

SAFE BULKERS, INC.

- and -

SAFE BULKERS MANAGEMENT LIMITED

MANAGEMENT AGREEMENT

APPENDIX I	Form of Hajioannou Entities Restrictive Covenant Agreement
APPENDIX II	Form of Polys Hajioannou Restrictive Covenant Agreement
APPENDIX III	Form of Shipmanagement Agreement
APPENDIX IV	Form of Supervision Agreement

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made on the 29 day of May, 2018 (the “Effective Date”),

BY AND BETWEEN:

(1)     SAFE BULKERS, INC., a company organized and existing under the laws of the Republic of the Marshall Islands (the “Parent”); and

(2)     SAFE BULKERS MANAGEMENT LIMITED, a company organized and existing under the laws of the Republic of Cyprus (the “Manager”).

WHEREAS:

(A)     The Original Agreement is scheduled to terminate on its terms at the end of the day on May 28, 2018.

(B)     The Parent directly or indirectly wholly owns or will wholly own (i) the corporations identified on Schedule A hereto, as such Schedule A may be amended from time to time (the “Shipowning Subsidiaries”), each of which owns or charters in or will own or charter in one or more Drybulk Vessels (as defined below) (the “Vessels”) and (ii) the corporations identified on Schedule B hereto, as such Schedule B may be amended from time to time (together with the Shipowning Subsidiaries, the “Subsidiaries”).

(C)     The Manager has the benefit of expertise in the technical and commercial management of Drybulk Vessels and administration of shipowning companies generally.

(D)     The Parent and the Manager desire to enter into and adopt this Agreement, pursuant to which the Manager shall represent the Group (as defined below) in its dealings with third parties and provide either directly or through a Submanager (as defined below) technical, commercial, administrative and certain other services to the Group as specified herein in connection with the management and administration of the business of the Group, in each case, to the extent the Parent elects to have the Manager provide such services.

NOW, THEREFORE, THE PARTIES HEREBY AGREE:

Article I

INTERPRETATION

Section 1.1     In this Agreement, unless the context otherwise requires:

“Affirmative Response” shall have the meaning set forth in Section 14.4(b).

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Agreement” shall have the meaning set forth in the preamble.

“Approved Budget” shall have the meaning set forth in Section 10.3.

“Board of Directors” means the board of directors of the Parent as the same may be constituted from time to time.

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, Greece; Cyprus; and New York, New York.

“Change in Control of the Parent” means the occurrence of any of the following events: (a) if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (other than one or more Hajioannou Entities) (collectively, an “Acquiring Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities of the Parent, and such percentage represents a higher percentage of such voting power than the Hajioannou Entities, collectively; or (b) the approval by the shareholders of the Parent of a proposed merger, consolidation, recapitalization or similar transaction, as a result of which any Acquiring Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities of the resulting entity following such transaction, and such percentage represents a higher percentage of such voting power than the Hajioannou Entities, collectively; or (c) a change in directors after which at least one of the members of the Board of Directors is not a Continuing Director (as defined below). For purposes of this definition, such person or group shall be deemed to beneficially own any outstanding voting securities of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the outstanding voting securities of such parent corporation.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Consent of the Parent” means the prior written consent of a majority of the Independent Directors of the Parent.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors immediately after the Effective Date, or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then still in office who were either directors immediately after the Effective Date or whose nomination or election was previously so approved.

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“Crew” shall have the meaning set forth in clause 1 of each Shipmanagement Agreement.

“Draft Budget” shall have the meaning set forth in Section 10.1.

“Drybulk Vessel” means any ocean-going vessel (including any Newbuild) that is intended to be used primarily to transport non-liquid cargoes of commodities shipped in an unpackaged state.

“Drybulk Vessel Business” means any business involved in the ownership or operation of Drybulk Vessels.

“Effective Date” shall have the meaning set forth in the preamble.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Executive Officers” means the Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer of the Parent, and/or such other officers that may be agreed by the parties hereto after the date of this Agreement from time to time.

“First Offer Notice” shall have the meaning set forth in Section 14.4(a).

“First Offer Period” shall have the meaning set forth in Section 14.4(b).

“Force Majeure” shall have the meaning set forth in Section 11.1.

“Group” means, at any time, the Parent and the Subsidiaries at such time taking into account the Schedule A and Schedule B in effect at such time and “member of the Group” shall be construed accordingly.

“Hajioannou Entities” means Polys Hajioannou, Vorini Holdings Inc. and Machairiotissa Holdings Inc. and any entity controlled by, or under common control with, any such individual or entity or any trust established for the benefit thereof.

“Hajioannou Restrictive Covenant Agreement” means the Second Amended and Restated Restrictive Covenant Agreement, dated as of August 2, 2017, among Polys Hajioannou, Vorini Holdings Inc., Machairiotissa Holdings Inc. and the Parent.

“Independent Directors” means those members of the Board of Directors that qualify as independent directors within the meaning of Rule 10A-3 promulgated under the Exchange Act and the rules adopted thereunder and the listing criteria of the New York Stock Exchange.

“Initial Term” shall have the meaning set forth in Section 13.1.

“Machairiotissa” means Machairiotissa Holdings Inc., a company organized and existing under the laws of the Republic of the Marshall Islands.

“Management Fee” shall have the meaning set forth in Section 9.1.

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“Management Services” shall have, in relation to a Vessel, the meaning set forth in clause 1 of the Shipmanagement Agreement applicable to such Vessel.

“Manager” shall have the meaning set forth in the preamble.

“Manager Substitution” shall have the meaning set forth in Section 2.6.

“Manager Competitive Activities” shall have the meaning set forth in Section 12.4(a).

“Manager Related Parties” shall have the meaning set forth in Section 11.2.

“Manager Restricted Period” shall have the meaning set forth in Section 12.4(a).

“Negative Response” shall have the meaning set forth in Section 14.4(b).

“Newbuild” means a new vessel to be or which has just been constructed, or is under construction, which a member of the Group has agreed to acquire pursuant to a shipbuilding contract, memorandum of agreement or otherwise.

“Original Agreement” means the Management Agreement between the Parent and the Manager, dated May 29, 2015, as amended and restated on August 2, 2017.

“Other Management Agreement” means the Management Agreement between the Parent and the Other Manager, dated as of the date hereof.

“Other Manager” means Safety Management Overseas S.A., a company organized and existing under the laws of the Republic of Panama.

“Other Restrictive Covenant Agreement” means the Second Amended and Restated Restrictive Covenant Agreement, dated August 2, 2017, between the Parent and Polys Hajioannou.

“Parent” shall have the meaning set forth in the preamble.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, governmental authority or other entity.

“Proposed Change in Control of the Manager” means:

(a)        the approval by the board of directors of the Manager or the shareholders of the Manager of a proposed sale of all or substantially all of the assets or property of the Manager necessary for the performance of its services under this Agreement; or

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(b)        the approval of any transaction that would result in:

(i)        the Hajioannou Entities beneficially owning, directly or indirectly, less than 60% of the outstanding voting securities or voting power of the Manager or Machairiotissa, respectively; or

(ii)       the Hajioannou Entities together with all directors, officers and employees of the Manager beneficially owning, directly or indirectly, less than 80% of the outstanding voting securities or voting power of the Manager or Machairiotissa, respectively.

For purposes of this definition, the term Hajioannou Entities shall exclude reference to Machairiotissa.

“Questioned Items” shall have the meaning set forth in Section 10.2.

“Services” shall have the meaning set forth in Section 2.3.

“Shipmanagement Agreement” shall have the meaning set forth in Section 3.2.

“Shipowning Subsidiaries” shall have the meaning set forth in the recitals.

“Submanager” shall have the meaning set forth in Section 2.4.

“Subsequent Term” shall have the meaning set forth in Section 13.1.

“Subsidiaries” shall have the meaning set forth in the recitals.

“Supervision Agreement” shall have the meaning set forth in Section 3.3.

“Term” shall have the meaning set forth in Section 13.1.

“Termination Fee” means an amount in cash equal to the Management Fees paid or payable to the Manager and the other Manager, in the aggregate, during the 36 months preceding the applicable termination.

“Termination Notice” shall have the meaning set forth in Section 13.1.

“Third Term Termination Notice” shall have the meaning set forth in Section 13.2(c).

“Vessels” shall have the meaning set forth in the recitals.

“Willful and Material Breach” means a material breach of this Agreement, as determined by a final, non-appealable judgment of a court or independent tribunal of competent jurisdiction, that is a consequence of a deliberate act undertaken by the breaching party, with knowledge that the taking of such act would cause a breach of this Agreement, and which act has subjected the Company and its Subsidiaries, taken as a whole, to uninsured liability, individually or in the aggregate, in an amount in excess of $100,000,000.

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Section 1.2     This Agreement shall become automatically effective without any further action on the Effective Date, immediately following expiration of the Original Agreement.

Section 1.3     The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

Section 1.4     All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

Section 1.5     In the event of any conflict between this Agreement, any Shipmanagement Agreement or any Supervision Agreement, the provisions of this Agreement shall prevail.

Section 1.6     Unless otherwise specified, all references to money refer to the legal currency of the United States of America.

Section 1.7     Unless the context otherwise requires, words in the singular include the plural and vice versa.

Article II

APPOINTMENT

Section 2.1     As of the date hereof, the Manager is hereby appointed as the manager of each member of the Group listed in Schedule C. To the extent the Manager acts as a manager in respect of a member of the Group, the Manager is hereby appointed by the Parent as the administrative manager of the Group and the Manager hereby accepts any such appointment on the terms and conditions of this Agreement. Either the Manager or the Other Manager (in the sole discretion of the Manager and the Other Manager) shall act as the manager of each member of the Group.

Section 2.2     To the extent the Manager acts as manager in respect of a member of the Group, the Manager shall be appointed by (a) such Shipowning Subsidiary pursuant to the provisions of Section 3.2 hereof as the technical and commercial manager of each such Shipowning Subsidiary’s Vessel on the terms and conditions of the relevant Shipmanagement Agreement and this Agreement and (b) such member of the Group acquiring a Newbuild, as the supervisor of the construction thereof on the terms and conditions of the relevant Supervision Agreement and this Agreement.

Section 2.3     To the extent the Manager acts as manager in respect of a member of the Group, the Manager undertakes to use its best endeavors to provide:

(a)     the services specified in Articles V, VI, VII and VIII of this Agreement;

(b)     the services specified in each Supervision Agreement; and

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(c)     the Management Services in respect of each Vessel specified in each Shipmanagement Agreement (the services to be provided under Sections 2.3(a), 2.3(b) and 2.3(c) collectively the “Services”).

Section 2.4     The Manager may upon notice to the Parent appoint any Person (a “Submanager”) at any time throughout the duration of this Agreement to discharge any of the Manager’s duties under this Agreement; provided that if such Person is not an Affiliate of the Manager, the Manager shall obtain the Consent of the Parent prior to such appointment (such Consent of the Parent not to be unreasonably withheld or delayed).

Section 2.5     The Manager’s power to delegate performance of any provision of this Agreement hereunder is without prejudice to the Manager’s liability to the Parent to perform this Agreement with the intention that the Manager shall remain responsible to the Parent for the due and timely performance of all duties and responsibilities of the Manager hereunder; provided, however, that to the extent that any Submanager has performed any such duty, the Manager shall not be under any obligation to perform again the same duty.

Section 2.6     The Manager and the Other Manager may mutually elect at any time to replace the Manager with the Other Manager in respect of any or all members of the Group for services provided hereunder (any such replacement, a “Manager Substitution”). The Parent and the Manager shall reasonably cooperate with each other to facilitate the transfer of such services (including the transfer of any prepaid costs to the Other Manager) without disruption to the business of the Group or the Manager or the incurrence of any additional costs or expenses to the Group or the Manager. A Manager Substitution shall not result in an increase to, or duplication of, the aggregate management fees payable to the Manager and the Other Manager. Upon a Manager Substitution, Schedule C shall automatically be updated to reflect such Manager Substitution and the Other Management Agreement shall govern the management services to be provided to the applicable member of the Group by the Other Manager.

Article III

THE PARENT’S GENERAL OBLIGATIONS

Section 3.1     The Parent shall notify the Manager as soon as possible of any purchase of any vessel (whether the same is a second-hand vessel or a Newbuild), the delivery of any Newbuild from the relevant builder or intermediate seller to the relevant member of the Group to take ownership of such Newbuild, the agreement to acquire any Newbuild, the sale of any vessels, Newbuilds or Subsidiaries, the purchase or creation of any direct or indirect subsidiary of the Parent or the sale or divestiture of any Subsidiary, and Schedule A and Schedule B hereto, as applicable, shall be automatically amended to be reflective of any such development. Such amended Schedule A or Schedule B shall be effective on any such day as mutually agreed by the Parent and the Manager. To the extent any member of the Group comes into possession of a Vessel or agrees to acquire a Newbuild, the Manager and the Other Manager shall inform the Parent as to whether the Manager or the Other Manager shall be appointed the manager in respect of such Vessel or Newbuild.

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Section 3.2     For each Vessel for which the Manager is appointed manager, the Parent shall cause the Shipowning Subsidiary that owns such Vessel to enter with the Manager into a contract substantially in the form attached hereto as Appendix III (each a “Shipmanagement Agreement” and, collectively, the “Shipmanagement Agreements”), with such alterations and additions as are agreed by the Manager and such Shipowning Subsidiary to be appropriate; provided that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors. In the event of a Manager Substitution in respect of a Vessel, Parent shall cause the applicable Shipowning Subsidiary to enter into a Shipmanagement Agreement with the Other Manager.

Section 3.3     To the extent the Manager acts as manager in respect of a Newbuild, for each Newbuild the Parent shall, or shall procure that the relevant member of the Group that owns or has agreed to acquire such Newbuild shall, enter with the Manager into a contract substantially in the form attached hereto as Appendix IV (each a “Supervision Agreement” and, collectively, the “Supervision Agreements”), with such alterations and additions as are agreed by the Manager and such member of the Group to be appropriate, having regard to the terms and conditions of the particular shipbuilding contract, memorandum of agreement or other agreement relating to the acquisition of the relevant Newbuild; provided that any alterations or additions which materially vary from such form shall require the approval of the Board of Directors. In the event of a Manager Substitution in respect of a Newbuild, Parent shall cause the applicable member of the Group to enter into a Supervision Agreement with the Other Manager.

Section 3.4     The Parent shall pay, or shall cause another member of the Group to pay, all sums due to the Manager punctually in accordance with the terms of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement.

Section 3.5     The Parent shall procure that each other member of the Group (a) performs its obligations under any Shipmanagement Agreement or any Supervision Agreement to which it is a party and (b) does not take any action or omits to take any action the effect of which is to cause the Parent or the Manager or any Submanager to be in breach of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement.

Article IV

THE MANAGER’S GENERAL OBLIGATIONS

Section 4.1     In the exercise of its duties hereunder, the Manager shall act fully in accordance with the reasonable policies, guidelines and instructions from time to time communicated to it in writing by any member of the Group, exercising skill and diligence to carry out its duties under this Agreement according to sound technical and commercial shipmanagement standards.

Section 4.2     The Manager shall act and do all and/or any of the following acts or things described in this Agreement and the relevant Shipmanagement Agreement or, as the case may be, Supervision Agreement applicable to each Vessel in the name and/or on behalf of the Parent and/or, as the context may require, the relevant Subsidiary.

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Section 4.3     The Manager acknowledges that the services it will provide pursuant to the Shipmanagement Agreements and the Supervision Agreements are not limited to the services described in such agreements and include those set forth in this Agreement.

Section 4.4     The Manager shall ensure that all material property of any member of the Group is clearly identified as such, held separately from the property of the Manager and, where applicable, held in safe custody.

Section 4.5     The Manager shall ensure that adequate manpower is employed by it to perform its obligations under this Agreement; provided, however, that the Manager, in the performance of its responsibilities under this Agreement, shall be entitled to have regard to its overall responsibilities in relation to the management of its clients and in particular, without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Manager considers to be fair and reasonable.

Section 4.6     Notwithstanding anything to the contrary contained in this Agreement, any Shipmanagement Agreement or any Supervision Agreement, the Manager agrees that any and all decisions of a material nature relating to the Parent, any Subsidiary, or any Vessel shall be reserved to the Parent, such decisions including, but not being limited to:

(a)     the purchase and/or sale of shares in any entity or other assets of a material nature;

(b)     the purchase or formation of subsidiaries;

(c)     the entry into guarantees or loans or other forms of financing and any and all financial undertakings and commitments connected therewith;

(d)     the entry into and/or termination or amendment of any contractual relationships between any member of the Group and a third party or another member of the Group; and

(e)     the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition for an amount exceeding $100,000 or its equivalent.

Section 4.7     During the Term, the Manager shall promote the business of the Group in accordance with the directions of the authorized representative of the respective member of the Group and shall at all times use its best efforts to conform to and comply with the lawful and reasonable directions, regulations or recommendations made by such authorized representative, and in the absence of any specific directions or recommendations as aforesaid and, subject to the terms and conditions of this Agreement, shall provide general administrative and advisory services in connection with the management of the business of the Group.

Section 4.8     The Manager, in the performance of its responsibilities under this Agreement, any Supervision Agreement or any Shipmanagement Agreement, shall ensure that any purchases of products or services from any of its affiliates or any other related entity

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shall be on terms no less favorable to the Manager than the market prices for products or services that the Manager could obtain on an arm’s-length basis from unrelated third parties.

Section 4.9     During the term hereof, the Manager agrees that, except as provided in Section 12.4(b), it will provide the services in this Agreement to the Group on an exclusive basis and, without receiving the Consent of the Parent, it will not provide any Services or other services contemplated herein to any entity other than the Parent, as applicable, and each Subsidiary.

Section 4.10   If a Vessel and a Drybulk Vessel directly or indirectly owned or operated by any of the Hajioannou Entities (other than through the Parent or to the extent that such Hajioannou Entity is no longer subject to a Restrictive Covenant Agreement) are both available and meet the criteria for a charter being fixed by the Manager, then the Vessel shall receive such charter. For the avoidance of doubt, this Section 4.10 shall apply only to Drybulk Vessels owned or operated, directly or indirectly, by any Hajioannou Entity that is under the commercial management of the Manager, and shall not apply to any Drybulk Vessel owned or operated, directly or indirectly, by any Hajioannou Entity that is not under the commercial management of the Manager.

Section 4.11   The Manager shall at all times maintain and keep true and correct accounts as regards the Services and shall make the same available for inspection and auditing by the Parent at such times as may be mutually agreed by the Manager, on the one hand, and the Parent, on the other hand.

Article V

ADMINISTRATIVE SERVICES

Section 5.1     To the extent the Manager acts as manager of a member of the Group, the Manager shall provide certain general administrative services to such member of the Group, including, but not limited to, the following:

(a)     keeping all books and records of things done and transactions performed on behalf of any member of the Group as it may require from time to time, including, but not limited to, liaising with accountants, lawyers and other professional advisors;

(b)     except as otherwise contemplated herein, representing any member of the Group generally in its dealings and relations with third parties;

(c)     maintaining the general ledgers of the Group, reconciliation of the Group’s bank accounts, preparation of periodic financial statements, including, but not limited to, those required for governmental and regulatory or self-regulatory agency filings and reports to shareholders, arranging for the audit of any such financial statements and the provision of related data processing services;

(d)     providing assistance in the preparation of periodic and other reports, proxy statements, registration statements and other documents and reports required by applicable law

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or the rules of any securities exchange or inter-dealer quotation system on which the securities of the Parent or any member of the Group may be listed or quoted;

(e)     preparing and providing all tax returns required by any law or regulatory authority and developing, maintaining and monitoring internal audit controls, disclosure controls and information technology for the Group;

(f)     appointing lawyers, at the Parent’s cost, for providing all legal services to ensure that each member of the Group is in compliance with all applicable laws, including all relevant securities laws, and owns or possesses all licenses, patents, copyrights and trademarks which are necessary and used in the operation of its business;

(g)     appointing lawyers, at the Parent’s cost, for providing for the presentation, negotiation, settlement, prosecution or defense of any claim, demand or petition on behalf of any member of the Group arising in connection with the business of any member of the Group for an amount not exceeding $100,000 or its equivalent, including the pursuit by any member of the Group of any rights of indemnification or reimbursement;

(h)     providing advice to the Group with respect to financing, including entering into negotiations with banks or other financial institutions for the purpose of arranging financing for the Parent and its Subsidiaries and the monitoring and administration of compliance with any applicable financing terms and conditions in effect with investors, banks or other financial institutions;

(i)     assisting with arranging board meetings, director accommodation and travel for board meetings and preparing meeting materials and detailed papers and agendas for scheduled meetings of the Board of Directors or the board of directors of any other member of the Group (and any and all committees thereof) that, where applicable, contain such information as is reasonably available to the Manager to enable the Board of Directors or such other board of directors (and any such committees) to base their opinion;

(j)     preparing or causing to be prepared reports to be considered by the Board of Directors (or any applicable committee thereof) in accordance with the Parent’s internal policies and procedures on any acquisition, investment or sale of any part of the business;

(k)     providing or arranging for all services necessary to the engagement, employment and compensation of all employees, officers, consultants and directors of any member of the Group, including, without limitation, (i) administering payroll services, benefits and director’s or consultant’s fees, (ii) establishing and maintaining procedures and systems to comply with tax, labor and employment and worker’s compensation laws, rules and regulations applicable to any member of the Group and (iii) administering compensation and benefit programs of any member of the Group;

(l)     at the request of the Parent, negotiating and arranging for cash management services, financing and hedging arrangements relating to interest rates, currency exchange rates and commodity prices;

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(m)     handling general and administrative expenses of the Parent, which are related to its operation as public company and, upon being provided by the Parent with funds in accordance with the terms of Article X of this Agreement, arranging for the payment of the same;

(n)     appointing lawyers, at the Parent’s cost, for handling all administrative and clerical matters in respect of (i) the calling and arrangement of all annual and/or special meetings of shareholders of the Parent, (ii) the preparation of all materials (including notices of meetings and information circulars) in respect thereof and (iii) the submission of all such materials to the Parent in sufficient time prior to the dates upon which they must be mailed, filed or otherwise relied upon so that the Parent has full opportunity to review, approve, execute and return them to the Manager for filing or mailing or other disposition as the Parent may require or direct;

(o)     providing, at the request and under the direction of the Parent, such communications to the transfer agent for the Parent as may be necessary or desirable; and

(p)     providing any such other administrative services as the Parent, the authorized Executive Officers or any other representative of the Parent may request and the Manager may agree to provide from time to time.

Article VI

COMMERCIAL SERVICES

Section 6.1     To the extent the Manager acts as manager of any member of the Group, the Manager shall provide the following commercial services to such member of the Group:

(a)     performing class records review and physical inspections in connection with any vessel to be purchased by a member of the Group;

(b)     at the request and under the direction of the Parent, providing administrative services in connection with the purchase of a second-hand vessel or the acquisition or sale of a Newbuild, in either case by any member of the Group, including, if specifically instructed by the Parent in writing, signing any agreed form of memorandum of agreement, shipbuilding contract or other similar contract for and on behalf of the relevant member of the Group; and

(c)     at the request of the Parent, providing certain services in connection with a member of the Group taking physical delivery of a Vessel or registering a Vessel or deleting a Vessel from the applicable port of registry on behalf of the relevant member of the Group.

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Article VII

INSURANCE

Section 7.1     To the extent the Manager acts as manager of any member of the Group, in addition to any duties of the Manager to insure the Vessels as provided in clause 3.4 of each Shipmanagement Agreement, the Manager shall:

(a)     arrange either directly or, through insurance brokers appointed by the Manager, to effect Director’s & Officers Liability insurance for the Board of Directors and Executive Officers with such insurance companies, at such rates and otherwise on such other terms as the Parent shall have instructed and/or agreed upon;

(b)     on request, provide the Parent with a copy of any insurance claims and any reports prepared by the relevant insurers; and

(c)     subject to having been provided with funds by the Parent in accordance with Article X ensure that all premiums on the Parent’s D&O insurance are paid in a timely fashion.

Article VIII

AVAILABILITY OF OFFICERS

Section 8.1     The Manager shall provide the Group with the services of those Executive Officers from time to time agreed with the Parent.

Section 8.2     The Executive Officers are entitled to direct the Manager to remove and replace any individual made available to any member of the Group by the Manager serving as an officer or any senior manager serving as head of a business unit, in either case, of that member of the Group other than any Executive Officer, from such position. The Board of Directors, in its sole discretion, shall be entitled to direct the Manager to remove any individual made available to the Parent by the Manager serving as an Executive Officer from such position and to appoint such other individual to serve as successor as the Board of Directors shall approve. Furthermore, the Manager agrees that it will not remove any individual made available to any member of the Group by the Manager serving as an officer or senior manager of that member of the Group from his or her position without the consent of the Executive Officers and, in the case of any Executive Officer, the Board of Directors. If any officer or senior manager who is made available to the Parent by the Manager resigns, is terminated or otherwise vacates his or her office, the Manager shall, as soon as practicable after acceptance of any resignation or after termination, use reasonable best efforts to identify suitable candidates for replacement of such officer.

Section 8.3     The Parent may employ directly, at its sole cost, any other officers, senior managers or employees as it may deem necessary, and such individuals will not be subject to this Agreement.

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Section 8.4     The Manager will report to the Parent and the Board of Directors through any one of more of the Executive Officers who are made available to the Parent by the Manager or by the Chief Executive Officer of the Manager.

Article IX

MANAGEMENT FEES AND EXPENSES

Section 9.1     In consideration of the Manager providing the Services to the Group, during the current Term (which shall begin on May 29, 2018), the Parent shall pay the Manager ship management fees comprised of: (a) variable fees on the basis of the number of days that the Parent (or any Subsidiary) owns or charters in each such Vessel during the applicable month; (b) variable fees on a per day per Vessel basis for vessels chartered-out to a third party on a bareboat charter; (c) variable fees on the basis of a percentage calculated on the aggregate gross freight, demurrage, charter hire and ballast bonus obtained for the employment of each Vessel; (d) commissions for the purchase or sale of vessels; (e) a supervision fee for the construction of newbuilds; and (f) a flat fee on an annual basis (the “Annual Fee”) (together, the “Management Fees” and, on a per Vessel basis, the “Management Fee”), in each case, as set forth on Schedule E.

Section 9.2     The Manager shall have the right to demand the Management Fee payable in relation to each Vessel from either the Parent or the relevant member of the Group owning such Vessel under the terms of the relevant Shipmanagement Agreement or Supervision Agreement, as applicable.

Section 9.3     In the event that a Shipmanagement Agreement is terminated, other than by reason of default by the Manager or in connection with a Manager Substitution, the Management Fee payable to the Manager under subclauses (a) through (c) of Schedule E or, as the case may be, for the Vessel subject to such Shipmanagement Agreement shall be payable in respect of such Vessel for a further period of three calendar months from the termination date. In addition, in the event that a Shipmanagement Agreement is terminated (except in the case of a default by the Manager or a Manager Substitution):

(a)     The relevant member of the Group shall continue to pay Crew Support Costs (as such term is defined in the relevant Shipmanagement Agreement) for the relevant Vessel during the said further period of three calendar months; and

(b)     the relevant member of the Group shall pay any Severance Costs (as such term is defined in the relevant Shipmanagement Agreement) for the relevant Vessel which may materialize.

All amounts payable to the Manager under this Section 9.3 shall be paid promptly by the Parent to the Manager following receipt by the Parent of a final accounting of funds due from the Parent or any other member of the Group in accordance with Section 13.8.

Section 9.4

(a)     [INTENTIONALLY LEFT BLANK].

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(b)     For each Subsequent Term (as defined below), the Management Fee for each Vessel will be set at a mutually agreed-upon rate between the Parent and the Manager no later than 30 days prior to the commencement of the relevant Subsequent Term.

(c)     If the Parent and the Manager are unable to agree on the Management Fee for any Subsequent Term pursuant to Section 9.4(b) hereof, the Management Fee for such Subsequent Term will be determined by arbitration pursuant to the terms of Article XVII hereof.

Section 9.5     The Manager shall, at no additional cost to any member of the Group, provide the Group with office accommodation, office staff (including secretarial, accounting and administrative assistance), facilities and stationery, and shall, subject to Section 9.6 and Section 10.8, pay for all printing, postage, domestic telephone and all other usual office expenses incurred by it as the Manager (it being understood that the services of the Executive Officers shall be provided pursuant to Section 8.1).

Section 9.6     The Parent hereby acknowledges that no capital expenditures, financial costs, operating expenses for each Vessel or general and administrative expenses of the Group are covered by the Management Fees and any such costs, expenditure and expenses shall be paid fully by the Parent or, as the case may be, the applicable member of the Group, whether directly to third parties or by payment to such third parties through the Manager and, without prejudice to Section 10.8, to the extent incurred by the Manager, shall be reimbursed to it by the Parent and/or any member of the Group from which the Manager, in its discretion, seeks reimbursement. Such capital expenditures, financial costs, operating expenses for each Vessel and general and administrative expenses of the Group include, without limiting the generality of the foregoing, items such as:

(a)     fees, interest, principal and any other costs due to the Group’s financiers and their respective advisors;

(b)     all voyage expenses and vessel operating expenses directly relating to the operation and management of the Vessels (including Crew costs, surveyor’s attendance fees, bunkers, lubricant oils, spares, survey fees, classification society fees, maintenance and repair costs, vetting expenses, etc.);

(c)     any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties whatsoever appointed by the Manager whether in its own name or on behalf and/or in the name of any member of the Group;

(d)     any commissions, fees, remuneration or disbursements due to lawyers, brokers, agents, surveyors, consultants, financial advisors, investment bankers, insurance advisors or any other third parties whatsoever sub-contracted to the Manager in the normal and reasonable course of meeting the Manager’s duties and obligations under this Agreement including, without limiting the generality of the foregoing, the duties provided in Articles V, VI and VII of this Agreement;

(e)     deductibles, insurance premiums (including D&O insurance) and/or P&I calls; and

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(f)     postage, communication, traveling, victualing and other out-of-pocket expenses of the Manager and/or its personnel, incurred in providing the Services, save for any such expenses incurred by the Manager under a Supervision Agreement.

Article X

BUDGETS, CORPORATE PLANNING AND EXPENSES

Section 10.1   On or before October 20 of each calendar year, the Manager shall prepare and submit to the Executive Officers and Board of Directors a detailed draft budget for the next calendar year in a format acceptable to the Executive Officers and Board of Directors and generally used by the Manager which shall include a statement of estimated revenue, estimated general and administrative expenses of the Group, to the extent the Parent has elected for the Manager to provide such services to the Group, and a proposed budget for capital expenditures, repairs or alterations, including proposed expenditures in respect of dry-docking, together with an analysis as to when and why such replacements, improvements, renovations or expenditures may be required (collectively, the “Draft Budget”).

Section 10.2   For a period of 15 days after receipt of the Draft Budget, the Executive Officers or Board of Directors from time to time, may request further details and submit written comments on the Draft Budget. If the Executive Officers or Board of Directors do not agree with any item of the Draft Budget, they will, within the same 15-day period, give the Manager notice of any inquiries to the Draft Budget, which notice will include the list of items under consideration (the “Questioned Items”) and a proposal for the resolution of each such Questioned Item. The Executive Officers, the Board of Directors and the Manager will endeavor to resolve any such differences between them with respect to the Questioned Items, and any such differences that are not resolved within 15 days after notice of such difference being given to the Manager will be settled by arbitration pursuant to the terms of Article XVII hereof. If the Executive Officers or Board of Directors do not present any Questioned Items within such 15-day period, they will be deemed to have accepted the Draft Budget and such Draft Budget shall be deemed to be the Approved Budget (as defined in Section 10.3 below).

Section 10.3   By November 20 of the relevant calendar year the Manager will prepare and deliver to the Parent a revised budget that has been approved by the Board of Directors, in consultation with the Executive Officers (the “Approved Budget”).

Section 10.4   The Manager may, from time to time, in any calendar year propose amendments to the Approved Budget upon 15 days’ notice to the Parent, in which event the Executive Officers (or, in the case of a change of 7.5% or more, the Board of Directors) will have the right to approve the amendments in accordance with the process set out in Section 10.2 with the relevant time periods being amended accordingly and provided that any Questioned Items are resolved within 45 days of receipt of the notice by the Parent.

Section 10.5   Once the Approved Budget has been delivered, the Manager shall prepare and present to the Parent its estimate of the working capital requirements of the Vessels and the Group and the Manager shall each month update this estimate. Based on such estimate, the Manager shall each month make a request to the Parent and/or, as the case may be,

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the relevant members of the Group, in writing for the funds required to provide the Services to the applicable members of the Group and to operate each applicable Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Manager within ten calendar days after the receipt by the Parent or, as the case may be, the relevant member of the Group of the Manager’s written request and shall be held to the credit of the Parent or, in the Manager’s discretion, the relevant member of the Group in a separate bank account. At the end of each quarter or, if the Manager from time to time so requires, at the end of each month, the Manager shall preliminarily reconcile the amounts advanced to it by the Parent or, as the case may be, the relevant member of the Group with the amounts actually expended by it for the operation of each of the Vessels, and (a) the Manager shall remit to the Parent, or credit to the Parent amounts to be advanced to it hereunder for future months, any unused portion of the amounts previously advanced by the Parent or, as the case may be, any member of the Group, or (b) the Parent shall pay to the Manager any amounts properly expended by the Manager in excess of the amounts previously advanced by the Parent or, as the case may be, any member of the Group. The Parent and the Manager shall reconcile any amounts due to the Parent by the Manager or due to the Manager by the Parent for each fiscal year of the Parent as promptly as practicable following the close of each such fiscal year. Without prejudice to Section 10.8, any expenses incurred by the Manager under the terms of this Agreement on behalf of any member of the Group may be debited against the account of the respective member of the Group, but shall in any event remain payable by the Parent and the relevant member of the Group to the Manager on demand.

Section 10.6     The Manager shall produce a monthly comparison between budgeted and actual expenditures to the Executive Officers. The Manager shall also maintain the records of all costs and expenses incurred, including any invoices, receipts and supplementary materials as are necessary or proper for the settlement of accounts.

Section 10.7     Insofar as any moneys are collected by the Manager under the terms of this Agreement, any Shipmanagement Agreement and/or any Supervision Agreement (other than moneys payable by a member of the Group to the Manager), such moneys and any interest thereon shall be held to the credit of the relevant member of the Group in a separate bank account in the name thereof, but operated by the Manager and the Parent jointly. Interest on any such bank account shall be for the benefit of the relevant member of the Group.

Section 10.8     Notwithstanding anything contained herein to the contrary, the Manager shall in no circumstances be required to use or commit its own funds to finance the provision of the Services, other than (i) as contemplated by Section 8.1 hereof or (ii) with respect to the employees employed by the Manager in the ordinary course of business.

Article XI

LIABILITY AND INDEMNITY

Section 11.1     Save for the obligation of the Parent to pay any moneys due to the Manager hereunder, neither any member of the Group nor the Manager shall be under any liability to the other for any failure to perform any of their obligations hereunder by reason of

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Force Majeure. “Force Majeure” shall mean any cause whatsoever of any nature or kind beyond the reasonable control of the relevant member of the Group or the Manager, including, without limitation, acts of God, acts of civil or military authorities, acts of war or public enemy, acts of any court, regulatory agency or administrative body having jurisdiction, insurrections, riots, strikes or other labor disturbances, embargoes or other causes of a similar nature.

Section 11.2     The Manager, including its officers, directors, employees, shareholders, agents, sub-contractors and any Submanager (the “Manager Related Parties”), shall be under no liability whatsoever to any member of the Group or to any third party (including the Crew) for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel), and howsoever arising in the course of the performance of this Agreement, any Shipmanagement Agreement or any Supervision Agreement, unless and to the extent that the same is proved to have resulted solely from the gross negligence or willful misconduct of the Manager, its officers, employees, agents, sub-contractors or any Submanager.

Section 11.3     The Parent shall indemnify and hold harmless the Manager Related Parties against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, any Shipmanagement Agreement or any Supervision Agreement and against and in respect of any loss, damage, delay or expense of whatsoever nature (including legal costs and expenses on a full indemnity basis), whether direct or indirect, incurred or suffered by any Manager Related Party arising out of or in connection with the performance of this Agreement, any Shipmanagement Agreement and any Supervision Agreement, unless incurred or suffered due to the gross negligence or willful misconduct of any Manager Related Party.

Section 11.4     It is hereby expressly agreed that no employee or agent of the Manager (including any sub-contractor from time to time employed by the Manager) shall in any circumstances whatsoever be under any liability whatsoever to any member of the Group or any third party for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Article XI, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid, and for the purpose of all the foregoing provisions of this Article XI, the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all Persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such Persons shall to this extent be or be deemed to be parties to this Agreement. Nothing in this Section 11.4 shall be construed so as to further limit any liability the Manager may have to the Group under Section 11.2 hereof.

Section 11.5     The provisions of this Article XI shell survive any termination of this Agreement.

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Article XII

RIGHTS OF THE MANAGER, RESTRICTIONS ON THE MANAGER’S
AUTHORITY, AND NON-COMPETE PROVISIONS

Section 12.1     Except as may be provided in this Agreement or in any separate written agreement between the Parent or any other member of the Group and the Manager, the Manager shall be an independent contractor and not the agent of the Parent or any other member of the Group and shall have no right or authority to incur any obligation on behalf of any member of the Group or to bind any member of the Group in any way whatsoever. Nothing in this Agreement shall be deemed to make the Manager or any of its subsidiaries or employees an employee, joint venturer or partner of any member of the Group.

Section 12.2     The Parent acknowledges that the Manager shall have no responsibility hereunder, direct or indirect, with regard to the formulation of the business plans, policies, management or strategies (financial, tax, legal or otherwise) of any member of the Group, which is solely the responsibility of each respective member of the Group. Each member of the Group shall set its corporate policies independently through its respective board of directors and executive officers and nothing contained herein shall be construed to relieve such directors or officers of each respective member of the Group from the performance of their duties or to limit the exercise of their powers.

Section 12.3     Notwithstanding the other provisions of this Agreement:

(a)     the Manager may act with respect to a member of the Group upon any advice, resolutions, requests, instructions, recommendations, direction or information obtained from such member of the Group or any banker, accountant, broker, lawyer or other Person acting as agent of or adviser to such member of the Group and the Manager shall incur no liability to such member of the Group for anything done or omitted or suffered in good faith in reliance upon such advice, instruction, resolution, recommendation, direction or information made or given by such member of the Group or its agents, in the absence of gross negligence or willful misconduct by the Manager or its servants, and shall not be responsible for any misconduct, mistake, oversight, error of judgment, neglect, default, omission, forgetfulness or want of prudence on the part of any such banker, accountant, broker, lawyer, agent or adviser or other Person as aforesaid;

(b)     the Manager shall not be under any obligation to carry out any request, resolution, instruction, direction or recommendation of any member of the Group or its agents if the performance thereof is or would be illegal or unlawful; and

(c)     the Manager shall incur no liability to any member of the Group for doing or failing to do any act or thing which it shall be required to do or perform or forebear from doing or performing by reason of any provision of any law or any regulation or resolution made pursuant thereto or any decision, order or judgment of any court or any lawful request, announcement or similar action of any Person or body exercising or purporting to exercise the legitimate authority of any government or of any central or local governmental institution in each case where the above entity has jurisdiction.

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Section 12.4

(a)     During the period commencing on the Effective Date and ending one year following termination of the Management Agreement (the “Manager Restricted Period”), the Manager shall be prohibited from, directly or indirectly, providing management services to, or with respect to, any Drybulk Vessels (such activities, the “Manager Competitive Activities”), other than as set forth in Section 12.4(b).

(b)     Subject to Section 4.10, the Manager may engage in Manager Competitive Activities pursuant to its involvement with the Parent and with respect to the following: (i) Drybulk Vessels that are owned or operated (which includes chartering—in activities) by one or more of the Hajioannou Entities or a family member of Polys Hajioannou and (ii) Drybulk Vessel Businesses that are acquired, invested in or controlled by one or more of the Hajioannou Entities or a family member of Polys Hajioannou, in the case of each of clauses (i) and (ii), subject to compliance with, or waivers of, the Hajioannou Restrictive Covenant Agreement and the Other Restrictive Covenant Agreement, as applicable.

Article XIII

TERMINATION OF THIS AGREEMENT

Section 13.1     This Agreement shall be effective as of the Effective Date and, subject to Sections 13.2, 13.2(c), 13.4, 13.5 and 13.6, shall continue until the date falling three years after the Effective Date (the “Initial Term”). Thereafter, the term of this Agreement shall be automatically extended for an additional three-year period up to two times (each a “Subsequent Term”) unless the Parent, at least 24 months prior to the end of the then current term, gives written notice to the Manager (a “Termination Notice”) that it wishes to terminate this Agreement at the end of the then current term. In no event will the term of this Agreement (the “Term”) extend beyond the date falling 9 years after the Effective Date (such date, the “Fully-Extended Expiration Date”).

Section 13.2     The Parent shall be entitled to terminate this Agreement upon notice in writing to the Manager if:

(a)     the Manager commits a Willful and Material Breach in the performance of its duties under this Agreement, subject to a cure right of 40 Business Days following written notice by the Parent; provided that any default of the Manager to perform any of its obligations under a relevant Shipmanagement Agreement or any Supervision Agreement shall not, in itself, entitle the Parent to terminate this Agreement pursuant to this Section 13.2(a); provided, further, that if a Submanager was performing services under a Shipmanagement Agreement that was terminated due to the default of that Submanager, the Parent shall be entitled to direct the Manager to remove and replace such Submanager with respect to any other Shipmanagement Agreement under which such Submanager is then performing services;

(b)     an aggregate amount in excess of 100,000 USD that is due and payable to the Parent or third parties by the Manager under this Agreement is not paid or accounted for within 20 Business Days following written notice by the Parent; or

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(c)     at any time after May 29, 2024, the Parent delivers 12 months written notice to the Manager (a “Third Term Termination Notice”).

Section 13.3     The Manager shall be entitled to terminate this Agreement by notice in writing to the Parent if:

(a)     an aggregate amount in excess of 100,000 USD that is due and payable by the Parent under this Agreement is not paid when due or if due on demand within 20 Business Days following demand by the Manager;

(b)     the Parent defaults in the performance of any other material obligations under this Agreement, subject to a cure right of 20 Business Days following written notice by the Manager;

(c)     there is a Change in Control of the Parent; or

(d)     the Management Fee for any Subsequent Term is determined by arbitration pursuant to the terms of Article XVII hereof and the arbitrators accept the Parent’s proposal, with such termination being effective at the end of that Subsequent Term.

Section 13.4     Either party shall be entitled to terminate this Agreement immediately if:

(a)     the other party ceases to conduct business, or all or substantially all of the equity-interests, properties or assets of either such party is sold, seized or appropriated;

(b)     (i) the other party files a petition under any bankruptcy law, makes an assignment for the benefit of its creditors, seeks relief under any law for the protection of debtors or adopts a plan of liquidation; (ii) a petition is filed against the other party seeking to have it declared insolvent or bankrupt and such petition is not dismissed or stayed within 40 Business Days of its filing; (iii) the other party shall admit in writing its insolvency or its inability to pay its debts as they mature; (iv) an order is made for the appointment of a liquidator, manager, receiver or trustee of the other party of all or a substantial part of its assets; (v) or if an encumbrancer takes possession of or a receiver or trustee is appointed over the whole or any part of the other party’s undertaking, property or assets; or (vi) if an order is made or a resolution is passed for the other party’s winding up;

(c)     a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material amount of the other party’s property which is not discharged within 20 Business Days;

(d)     the other party ceases or threatens to cease wholly or substantially to carry on its business otherwise than for the purpose of a reconstruction or amalgamation without insolvency previously approved by the terminating party;

(e)     the other party is prevented from performing its obligations in any material respect hereunder by reasons of Force Majeure for a period of two or more consecutive months; or

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(f)     All Supervision Agreements and all Shipmanagement Agreements are terminated in accordance with the respective terms thereof;

provided that, in the event of a termination of this Agreement by the Parent pursuant to this Section 13.4, if the Other Management Agreement remains in effect at such time, a Manager Substitution shall be deemed to have occurred in respect of each member of the Group for which the Manager is acting as manager immediately prior to such termination.

Section 13.5     Notwithstanding anything to the contrary set forth herein, if the Manager has requested a Manager Substitution with respect of any member of the Group prior to any termination of this Agreement by the Parent, such termination shall not be effective until such Manager Substitution has been completed.

Section 13.6

(a)     In the event that this Agreement is terminated prior to the Fully-Extended Expiration Date (including, without limitation, pursuant to a Third Term Termination Notice), other than pursuant to (i) Parent’s termination of this Agreement pursuant to Section 13.4(a) through (e), (ii) a termination resulting from Manager’s Willful and Material Breach of this Agreement or (iii) a termination pursuant to a Termination Notice delivered by Parent to the Manager in accordance with Section 13.1, then, Parent shall pay to the Manager the Termination Fee, which amount shall be payable by wire transfer of immediately available funds, within three (3) business days of such termination to an account designated in writing by Manager.

(b)     Notwithstanding anything to the contrary in this Agreement, Parent, on behalf of itself and any other member of the Group, on the one hand, and the Manager, on the other hand, acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Manager in the circumstances in which the Termination Fee is payable for the investments, efforts, expenses and resources expended and opportunity forgone in reliance on this Agreement and on the expectation of completing the services contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(c)     If Parent fails to pay in a timely manner the Termination Fee due pursuant to Section 13.6(a), Parent shall pay interest on the Termination Fee at the prime rate of Bank of America, N.A. in effect from time to time from the date such payment was required to be made hereunder.

(d)     Notwithstanding the foregoing, no Termination Fee shall be payable by Parent if the Termination Fee (as defined in the Other Management Agreement) has been paid to the Manager pursuant to the Other Management Agreement.

(e)     Notwithstanding the foregoing, no Termination Fee shall be payable in the event that (i) the Manager has terminated this Agreement pursuant to Section 13.3(c) or Section 13.4(f) (as a result of a Manager Substitution), (ii) the Other Agreement remains in effect and (iii) each of the Vessels and/or Newbuilds managed pursuant to this Agreement immediately prior to termination thereof are managed by the Other Manager pursuant to the Other Agreement.

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Section 13.7     Upon the effective date of termination pursuant to this Article XIII, the Manager shall promptly terminate its service hereunder, ensuring that such termination occurs in a manner that minimizes any interruption to the business of the members of the Group.

Section 13.8     Upon termination, the Manager shall, as promptly as possible, submit a final accounting of funds received and disbursed under this Agreement, any Supervision Agreement and/or any. Shipmanagement Agreement and of any remaining Management Fees and/or any other funds due from the Parent or any other member of the Group, calculated pro rata to the date of termination (except for those amounts payable in respect of the three months following the termination date under Section 9.3, which shall be payable by the Parent in accordance with that Section), and any non-disbursed funds of any member of the Group in the Manager’s possession or control will be paid by the Manager as directed by such member of the Group promptly upon the Manager’s receipt of all sums then due it under this Agreement, any Supervision Agreement and/or any Management Agreement, if any.

Section 13.9     Upon termination of this Agreement, the Manager shall release to the Parent the originals where possible, or otherwise certified copies, of all such accounts and all documents specifically relating to each Vessel or the provision of the Services.

Section 13.10   The provisions of this Article XIII shall survive any termination of this Agreement.

Article XIV

CHANGE IN CONTROL OF THE MANAGER AND RIGHT OF FIRST OFFER

Section 14.1     During the Manager Restricted Period, the Manager is prohibited from transferring, assigning, selling or disposing of substantially all or all of its assets or property that is necessary for the performance of its services under this Agreement, any Supervision Agreement or any Shipmanagement Agreement to any other party without the Consent of the Parent except in the event that at the same time as or within three months after such disposition takes place the Manager is set to replace the same with equivalent assets or property.

Section 14.2     During the Manager Restricted Period, in the event of a Proposed Change in Control of the Manager, the Parent shall have a right of first offer to purchase the Manager pursuant to the procedures set forth in Section 14.4.

Section 14.3     The Parent and the Manager acknowledge that all potential transfers pursuant to this Article XIV are subject to obtaining any and all written consents of governmental authorities and other non-affiliated third parties.

Section 14.4     Set forth below are the procedures for the Parent’s right of first offer to purchase the Manager under Section 14.2:

(a)     Prior to engaging in any negotiations or otherwise offering to consummate a Proposed Change in Control of the Manager with any third party, the Manager shall provide written notice of its intent to engage in a Proposed Change in Control of the Manager (a “First

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Offer Notice”) and shall specify in such First Offer Notice the material terms and conditions (including the consideration to be paid, which shall be in cash) on which it would be willing to consummate a Proposed Change in Control of the Manager with the Parent, including any liabilities to be assumed by the Parent.

(b)     The Parent shall notify the Manager within 30 days after receiving a First Offer Notice (the “First Offer Period”) that either (i) the Parent does not wish to participate in a Proposed Change in Control of the Manager (a “Negative Response”) or (ii) the Parent does wish to participate in a Proposed Change in Control of the Manager, subject to the negotiation of the terms and conditions of the Proposed Change in Control of the Manager in accordance with the provisions of this Article XIV (an “Affirmative Response”).

(c)     In the event of an Affirmative Response, the Parent and the Manager shall negotiate in good faith during the First Offer Period the terms and conditions of an agreement for the consummation of a Proposed Change in Control of the Manager with the Parent and such terms and conditions are to be based on the terms and conditions set forth in the First Offer Notice.

(d)     In the event of a Negative Response or in the event the Parent and the Manager are unable to agree on the terms and conditions of an agreement for the consummation of a Proposed Change in Control of the Manager during the First Offer Period, then the Manager may consummate a Proposed Change in Control of the Manager within 120 days after the earlier of the date the Manager receives a Negative Response and the end of the First Offer Period with a third party on terms and conditions as to price that are not more favorable, and on such other terms and conditions that are not materially more favorable, to the proposed purchaser than the terms and conditions specified in the First Offer Notice.

(e)     If the Manager does not consummate a Proposed Change in Control of the Manager to a third party within 120 days after the earlier of the date the Manager receives a Negative Response from the Parent and the end of the First Offer Period in accordance with Section 14.4(d) then the Manager shall not thereafter consummate a Proposed Change in Control of the Manager without first offering to consummate a Proposed Change in Control of the Manager with the Parent in the manner provided above.

Section 14.5     Upon request of the Parent, the Manager shall promptly disclose to the Parent the respective ownership, both record and beneficial, interests in the Manager of (a) the Hajioannou Entities, (b) directors, officers and employees of the Manager as a group, and (e) any other persons who are record or beneficial owners of the Manager, together with the identities of such other persons.

Article XV

NOTICES

Section 15.1     All notices, consents and other communications hereunder, or necessary to exercise any rights granted hereunder, shall be in writing, sent by prepaid registered

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mail, and will be validly given if delivered on a Business Day to an individual at the following address:

If to the Parent:

Safe Bulkers, Inc.
Apt.D11 Les Acanthes
6, Avenue des Citronniers
MC98000 Monaco

Attention: President

If to the Manager:

Safe Bulkers Management Limited
KPMG Building – Office G1B
Agias Fylaxeos 1
3025 Limassol
Cyprus

Attention: Director

Section 15.2     Parent and Manager shall deliver written notice to the other party of any change in their respective address from that which is set forth in this Section 15.1.

Article XVI

APPLICABLE LAW

Section 16.1     This Agreement shall be governed by, and construed in accordance with, the laws of England.

Section 16.2     Except for Section 3.5 and Article XI which can be relied upon by a Submanager, no other term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

Article XVII

ARBITRATION

Section 17.1     Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Article XVII. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

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Section 17.2     The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

Section 17.3     In the case of (i) any failure of the parties to agree on the Management Fee for any Subsequent Term within 30 days prior to the commencement of that Subsequent Term or (ii) any failure of the parties to agree upon the resolution of any Questioned Items in a Draft Budget prior to the 20th of November of a calendar year, the terms of this Section 17.3 shall be applicable. Notwithstanding any contrary provisions of this Article XVII (but otherwise subject to such provisions), the following “Baseball Arbitration” provisions shall apply to the matters referred to in clauses (i) and (ii) above:

(a)     Each party shall designate one arbitrator within 5 business days following the relevant date specified in clause (i) or (ii) above; and the two arbitrators so designated shall designate a third within 10 Business Days thereafter; provided, however, that the parties may agree to a single arbitrator. If either party fails to designate an arbitrator within such 5 Business Day period, the other arbitrator can render an award hereunder.

(b)     Each party shall propose an amount for each item in dispute that is subject to this Section 17.3, which shall be provided in writing to the arbitrators, together with any supporting documentation. Such proposed amounts may differ from the amounts proposed by the parties in their negotiations prior to triggering the implementation of this Section 17.3. The arbitrators may, but shall not be required to, accept oral testimony in addition to supporting documentation.

(c)     Within 20 Business Days following the selection of the arbitrators hereunder, they shall, by majority vote, accept the proposal of one party or the other for each item that is the subject of arbitration pursuant to this Section 17.3.

(d)     Awards under this Section 17.3 shall not include costs, but may include interest if the payment date for any amount shall have passed. The fees and expenses of the arbitrators under this Section 17.3 shall be borne by the losing party (and may be apportioned by the arbitrators if more than one item is the subject of an arbitration).

(e)     Awards under this Section 17.3 shall be final and binding on the parties.

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Article XVIII

MISCELLANEOUS

Section 18.1     This Agreement (which includes the Annex) constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

Section 18.2     During the term hereof, the Manager will not provide services hereunder through, or otherwise cause any member of the Group to have, an office or fixed place of business in the United States.

Section 18.3     This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 18.4

(a)     When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated.

(b)     Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(c)     Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, the use of any gender herein shall be deemed to include the other genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(d)     References to “Euro” or “€” are to the currency of the European Monetary Union.

(e)     References to “Dollar” or “$” are to the currency of the United States.

(f)     References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

Section 18.5     For the avoidance of doubt, the Shipmanagement Agreements and Supervision Agreements in effect immediately prior to the Effective Date remain in full force and effect; provided, however, that, in the event of a conflict between a Shipmanagement Agreement or a Supervision Agreement, on the one hand, and this Agreement, on the other hand, this Agreement shall control.

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[Signature Page Follows]

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IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first above written.

Safe Bulkers, Inc.

By:	/s/ Loukas Barmparis
Name:	Loukas Barmparis
Title:	President

SAFE BULKERS MANAGEMENT LIMITED

By:	/s/ George Papadopoulos
Name:	George Papadopoulos
Title:	Director

[Signature Page to Management Agreement]

APPENDIX I

Form of Hajioannou Entities Restrictive Covenant Agreement

APPENDIX II

Form of Polys Hajioannou Restrictive Covenant Agreement

APPENDIX III

Form of Shipmanagement Agreement

APPENDIX IV

Form of Supervision Agreement

SCHEDULE A

Shipowning Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Avstes Shipping Corporation	Liberia
Eniadefhi Shipping Corporation	Liberia
Eniaprohi Shipping Corporation	Liberia
Eptaprohi Shipping Corporation	Liberia
Glovertwo Shipping Corporation	Marshall Islands
Gloverfour Shipping Corporation	Marshall Islands
Gloverfive Shipping Corporation	Marshall Islands
Gloversix Shipping Corporation	Marshall Islands
Kerasies Shipping Corporation	Liberia
Marathassa Shipping Corporation	Liberia
Marindou Shipping Corporation	Liberia
Marinouki Shipping Corporation	Liberia
Maxdeka Shipping Corporation	Marshall Islands
Maxdekatria Shipping Corporation	Liberia
Maxdodeka Shipping Corporation	Liberia
Maxeikosi Shipping Corporation	Liberia
Maxeikosiena Shipping Corporation	Liberia
Maxeikositria Shipping Corporation	Liberia
Maxeikositessera Shipping Corporation	Marshall Islands
Maxeikosiexi Shipping Corporation	Liberia
Maxeikosiepta Shipping Corporation	Liberia
Maxenteka Shipping Corporation	Marshall Islands
Maxpente Shipping Corporation	Liberia
Maxtessera Shipping Corporation	Marshall Islands
Pelea Shipping Ltd.	Liberia
Pemer Shipping Ltd.	Liberia
Pentakomo Shipping Corporation	Marshall Islands
Petra Shipping Ltd.	Liberia
Shikoku Friendship Shipping Company	Marshall Islands
Soffive Shipping Corporation	Liberia
Shikokutessera Shipping Inc	Marshall Islands
Shikokupente Shipping Inc	Marshall Islands
Shikokuexi Shipping Inc.	Marshall Islands
Shikokuepta Shipping Inc.	Marshall Islands
Shikokuokto Shipping Inc.	Marshall Islands
Vassone Shipping Corporation	Marshall Islands
Vasstwo Shipping Corporation	Liberia
Youngone Shipping Inc.	Marshall Islands
Youngtwo Shipping Inc.	Marshall Islands

SCHEDULE B

Non-Shipowning Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Gloverthree Shipping Corporation	Marshall Islands
Gloverseven Shipping Corporation	Marshall Islands
Kyotofriendo One Shipping Inc.	Marshall Islands
Kyotofriendo Two Shipping Inc.	Marshall Islands
Maxeikosipente Shipping Corporation	Liberia
Staloudi Shipping Corporation	Liberia
Shikokuennia Shipping Inc.	Marshall Islands

SCHEDULE C

Group Members Managed by Manager

Company	Jurisdiction of Incorporation
Safe Bulkers Inc.	Marshall Islands
Avstes Shipping Corporation	Liberia
Eniadefhi Shipping Corporation	Liberia
Eniaprohi Shipping Corporation	Liberia
Glovertwo Shipping Corporation	Marshall Islands
Gloverfour Shipping Corporation	Marshall Islands
Gloverfive Shipping Corporation	Marshall Islands
Gloversix Shipping Corporation	Marshall Islands
Kerasies Shipping Corporation	Liberia
Marathassa Shipping Corporation	Liberia
Marindou Shipping Corporation	Liberia
Marinouki Shipping Corporation	Liberia
Maxdeka Shipping Corporation	Marshall Islands
Maxdekatria Shipping Corporation	Liberia
Maxdodeka Shipping Corporation	Liberia
Maxeikositessera Shipping Corporation	Marshall Islands
Maxeikosiexi Shipping Corporation	Liberia
Maxeikosiepta Shipping Corporation	Liberia
Maxenteka Shipping Corporation	Marshall Islands
Pelea Shipping Ltd.	Liberia
Pemer Shipping Ltd.	Liberia
Pentakomo Shipping Corporation	Marshall Islands
Petra Shipping Ltd.	Liberia
Pinewood Shipping Corporation	Marshall Islands
Shikoku Friendship Shipping Company	Marshall Islands
Soffive Shipping Corporation	Liberia
Shikokutessera Shipping Inc	Marshall Islands
Shikokupente Shipping Inc	Marshall Islands
Shikokuexi Shipping Inc.	Marshall Islands
Shikokuepta Shipping Inc.	Marshall Islands
Shikokuokto Shipping Inc.	Marshall Islands
Vassone Shipping Corporation	Marshall Islands
Vasstwo Shipping Corporation	Liberia

SCHEDULE D

Newbuilds

Subsidiary	Jurisdiction of Incorporation	Vessel Name

SCHEDULE E

Ship Management Fees, Commissions and Supervision Fees

In consideration of the Manager providing the Services to the Group, during the current Term (which shall begin on May 29, 2018), the Parent shall pay the Manager the following ship management fees:

(a)     a variable ship management fee of Euro 875 per day per Vessel, payable monthly in arrears (pro rated to reflect the number of days that the Parent (or any Subsidiary) owns or charters in each such Vessel during the applicable month);

(b)     a variable ship management fee of Euro 250 per day per Vessel chartered-out to a third party on a bareboat charter basis, payable monthly in arrears;

(c)     a variable fee equal to 0.0% calculated on the aggregate of the gross freight, demurrage, charter hire and ballast bonus obtained for the employment of each Vessel during the Term, payable to the Manager monthly in arrears, but only to the extent such freight, demurrage, charter hire or ballast bonus, as the case may be, is recognized as revenue;

(d)     a commission equal to 1% calculated on the price set forth in the memorandum of agreement or other sale and purchase contract of (i) the Newbuilds set forth on Schedule D hereto, payable upon delivery of the Newbuilds to the relevant member of the Group; and (ii) any other Vessel bought or sold by the Parent or any Subsidiary, payable upon final delivery of such vessel to the relevant member of the Group or the relevant purchaser, as applicable; and

(e)     a supervision fee of $550,000 per Newbuild for the services rendered by the Manager under the Supervision Agreement in respect of such Newbuild, payable in accordance with the terms of such Supervision Agreement.

(f)     A flat ship management fee (Annual Fee) of Euro 3,000,000 per annum, payable quarterly in arrears (pro-rated to reflect the number of days that such fee is payable during the applicable quarter).

Notwithstanding anything to the contrary set forth in this Agreement, Parent’s obligation to pay the Annual Fee shall survive the termination of this Agreement, and shall be payable by Parent to the Manager for so long as either this Agreement or the Other Management Agreement remains in effect.